Exhibit 99.1

FOR IMMEDIATE RELEASE

METALICO AGREES TO SALE

TO TOTAL MERCHANT

CRANFORD, NJ, June 16, 2015 – The Board of Directors of Metalico, Inc. (NYSE MKT: MEA), an operator of scrap metal recycling facilities primarily in the eastern Great Lakes corridor, has agreed to sell the Company to Total Merchant Limited for a total purchase price of approximately $87 million.

The all-cash deal will include a payment to Metalico’s stockholders of $0.60 for each share of Metalico common stock owned by them as of the date of closing. The price includes roughly $44 million for Metalico’s outstanding equity plus the cost of retiring the Company’s primary term and institutional senior and convertible debt, estimated at approximately $45 million and the assumption of approximately $16 million of additional debt as of June 15, 2015.

Total Merchant is an investment vehicle formed to seek appropriate opportunities in the United States metals and commodities market. Total Merchant is controlled by Mr. Chung Sheng Huang, the Chairman of the Board and Managing Director of Ye Chiu Group, one of the leading recyclers and producers of aluminum and aluminum alloys in the world and a prominent Asian scrap metal recycler with operating facilities in China and Malaysia.

Under the terms of the governing Merger Agreement, a subsidiary of Total Merchant will merge with and into Metalico, making Metalico a wholly owned subsidiary of Total Merchant. The merger is subject to certain closing conditions, including approval of the Merger Agreement by holders of a majority of Metalico’s outstanding common stock and other customary conditions. However, no regulatory approval is required.

The transaction is expected to close in the third quarter of 2015, but the dates for Metalico’s stockholder meeting to vote on the Merger Agreement and for closing the merger have not yet been determined, although the Merger Agreement has a termination date of September 21, 2015 and we have agreed with our senior lenders that the Merger should be completed by August 31, 2015.

Under the terms of the Merger Agreement, Metalico has agreed not to solicit alternative proposals for an acquisition of the Company. However, Metalico is able to consider unsolicited proposals pursuant to the exercise of its Board of Directors’ fiduciary duties with Total Merchant having customary rights to match any proposal. Metalico would be required to pay Total Merchant a termination fee equal to $2,245,930 (corresponding to 3.6% of the value of the fully diluted equity) if Metalico terminates the Merger Agreement to accept a superior proposal. In addition, Total Merchant has agreed to a penalty of $3,119,347 (corresponding to 5.0% of the fully diluted equity) if it fails to close the transaction assuming all closing conditions have been satisfied. Total Merchant has agreed to escrow this amount. Total Merchant has also indicated it intends to retain Metalico’s management and all other personnel.

Metalico’s Board has been investigating and evaluating strategic alternatives for the Company’s future since early January. The Directors selected Total Merchant’s offer after a review of several strategies, including continued independence as a public corporation, combinations or joint ventures with suitable partners or investors, sales of assets, and a sale of the Company, and analyses of several bids, including both solicited and unsolicited proposals from competitors, industrial concerns and strategic investors.

Metalico is being advised on the transaction by its investment bank, Gordian Group LLC, and by in-house counsel and Lowenstein Sandler LLP. Total Merchant is being advised by its counsel K&L Gates LLP and by RPA Advisors.

Metalico also entered into an amendment to its Rights Agreement to permit the execution of the Merger Agreement and certain other matters without triggering any rights under the Rights Agreement.

About Metalico

Metalico, Inc. and its subsidiaries operate Ferrous and Non-Ferrous Scrap Metal Recycling sites, including PGM and Minor Metals Recycling facilities. Company recycling locations, including three automobile shredders, are located in New York, Pennsylvania, Ohio, West Virginia, New Jersey and Mississippi. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, among others, those regarding the proposed transaction, the expected timetable for completing the transaction and whether the conditions to closing set forth in the Merger Agreement will be satisfied. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to the parties ability to obtain requisite approvals and consummate the merger and with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Additional Information and Where to Find It

Metalico will be filing a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) with information about the merger, the Merger Agreement and certain other matters. Also, in connection with the proposed merger transaction, Metalico will file with the SEC and furnish to its stockholders a proxy statement. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain a free copy of documents filed by Metalico with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of Metalico’s filings with the SEC from Metalico’s website, www.metalico.com, or by directing a request to Metalico at 186 North Avenue East, Cranford, New Jersey, 07016 or (908) 497-9610.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on April 15, 2015. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement Metalico will file with the SEC.

Contact:	Metalico, Inc.
Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

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